Exhibit 99.1

Xencor Reports First Quarter 2026 Financial Results

-- XmAb819 clear cell renal cell carcinoma (ccRCC) expansion cohort results to be presented at a medical conference in 2H26 --

-- XmAb412 (TL1A x IL23p19) first-in-human healthy participant study on-track for 3Q26 start --

-- Plamotamab and XmAb657 autoimmune studies on-track for 2H26 progress update --

PASADENA, Calif.--May 6, 2026-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the first quarter ended March 31, 2026.

“Xencor continues to execute across our wholly owned clinical pipeline, with significant progress in both oncology and autoimmune disease. We look forward to presenting expansion cohort data from our Phase 1 study of XmAb819 for the treatment of advanced clear cell renal cell carcinoma at a medical meeting in the second half of 2026, which will help support the initiation of our first pivotal study planned for 2027,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor.

“Our TL1A pipeline continues to advance with strong enrollment in the global Phase 2b XENITH-UC Study of XmAb942 in ulcerative colitis supported by investigator enthusiasm for its potential best-in-class profile in moderately to severely active ulcerative colitis. We expect to complete a blinded interim analysis around year-end 2026 and complete the primary endpoint analysis for the study’s 12-week induction period during the second half of 2027. We also look forward to initiating the first-in-human study of XmAb412, our novel TL1A x IL23p19 bispecific antibody, in the third quarter of 2026. XmAb412 utilizes our novel XenLock™ Fab domain platform, which enables multi-specific biologics designed to address the very stringent requirements for high potency, long half-life and low immunogenicity in the treatment of autoimmune and inflammatory disease.”

Wholly Owned Pipeline Overview

XmAb819 (ENPP3 x CD3), a first-in-class, tumor-targeted T-cell engaging XmAb® 2+1 bispecific antibody in development for patients with advanced clear cell renal cell carcinoma (ccRCC).
•Xencor plans to present expansion cohort data from the ongoing Phase 1 study to define a recommended Phase 3 target dose at a medical conference in 2H26 and support initiation of a pivotal study of XmAb819 in ccRCC planned for 2027.
•Tumor expansion cohorts in ENPP3+ colorectal cancer (CRC), non-small cell lung cancer (NSCLC) and papillary renal cell carcinoma (pRCC) are open to enrollment.
•Xencor plans to initiate a sub-study in patients with advanced ccRCC who have not previously received treatment with a tyrosine kinase inhibitor (TKI) in 3Q26.

XmAb541 (CLDN6 x CD3), a first-in-class, tumor-targeted T-cell engaging XmAb 2+1 bispecific antibody in Phase 1 clinical development for patients with advanced gynecologic and germ cell tumors.
•Xencor plans to present Phase 1 dose-escalation data to define a recommended Phase 3 target dose in 2H26 and evaluate plans for a pivotal study of XmAb541 during 2027.
•Additionally, Xencor is initiating a new clinical study to evaluate the combination of XmAb541 and XmAb808 (B7H3 x CD28) for patients with CLDN6+ high-grade serous ovarian cancer. XmAb808 is a bispecific antibody designed to provide conditional co-stimulation of T cells. Xencor presented a poster characterizing preclinical combinations of XmAb808 with multiple CD3 T cell engaging bispecific antibodies, including XmAb541, at the American Association for Cancer Research Annual Meeting in April 2026.

XmAb942 (Xtend™ anti-TL1A), a potential best-in-class, high-potency, extended half-life antibody in development for patients with inflammatory bowel disease.
•Xencor is conducting the XENITH-UC Study, a global Phase 2b study of XmAb942 in ulcerative colitis (UC). XENITH-UC is a randomized, double-blind, placebo-controlled trial in patients with moderately to severely active UC, whose disease has progressed after at least one conventional or advanced therapy.
•Xencor presented final results from the Phase 1 dose-escalation study of XmAb942 in healthy participants at Digestive Disease Week® (DDW) in May 2026. All dose levels and routes of administration were well tolerated. XmAb942’s immunogenicity profile supports best-in-class drug exposure, and no impacts of anti-drug antibodies on safety or tolerability or on the population pharmacokinetic model were observed. The estimated terminal half-life of 74 days supports the single subcutaneous injection 12-week dosing interval used during the maintenance treatment period in XENITH-UC.
•Enrollment expectations support a XENITH-UC blinded interim analysis around year-end 2026 and reaching the primary endpoint of the 12-week induction period during the second half of 2027. The primary endpoint is percentage of patients achieving clinical remission defined by the modified Mayo score at week 12.

XmAb412 (TL1A x IL23p19), a novel bispecific antibody format using the XenLock™ platform for dual targeting of inflammatory pathways in autoimmune and inflammatory disease.
•Xencor presented preclinical characterization of XmAb412 at DDW in May 2026. XmAb412 robustly suppresses both TL1A and IL-23 inflammatory pathways and is predicted to have a human half-life between 60 and 70 days. XmAb412 supports high-concentration, low viscosity and citrate-free formulation suitable for subcutaneous dosing.
•Xencor plans to initiate a first-in-human study of XmAb412 in 3Q26.

Plamotamab (CD20 x CD3), a clinical-stage, B-cell depleting bispecific T-cell engager in Phase 1 development for patients with rheumatoid arthritis (RA), who have progressed through prior standard-of-care treatment.
•Xencor plans to provide an update on progress achieved in the Phase 1b study of plamotamab in RA in 2H26.

XmAb657 (CD19 x CD3), a clinical-stage, potent, extended half-life B-cell depleting bispecific T-cell engager in Phase 1 dose escalation, enrolling healthy participants and patients with idiopathic inflammatory myopathies (IIM).

•Xencor plans to provide an update on progress achieved in the Phase 1 study of XmAb657 in 2H26.

Financial Guidance: Based on current operating plans, Xencor expects to end 2026 with between $380 million and $400 million in cash, cash equivalents and marketable debt securities, and to have sufficient cash resources to fund research and development programs and operations into mid-2028.

Financial Results for the First Quarter Ended March 31, 2026

Cash, cash equivalents and marketable debt securities totaled $541.8 million as of March 31, 2026, compared to $610.8 million as of December 31, 2025.

Revenue for the first quarter ended March 31, 2026 was $4.5 million, compared to $32.7 million for the same period in 2025. Revenue earned in the first quarter of 2026 was primarily non-cash royalty revenue from Incyte and Alexion, compared to the same period in 2025, which was primarily non-cash royalty revenue from Alexion and Incyte and milestone revenue from Incyte and Vir. Revenue for the first quarter ended March 31, 2026 includes a one-time $6.6 million reduction due to royalties on disputed U.S. sales due from Alexion.

Research and development (R&D) expenses for the first quarter ended March 31, 2026 were $64.7 million, compared to $58.6 million for the same period in 2025. Increased R&D spending for the first quarter of 2026 compared to 2025 is primarily due to increased spending on pipeline programs, partially offset by reduced lower stock-based compensation expense.

General and administrative (G&A) expenses for the first quarter ended March 31, 2026 were $17.7 million, compared to $17.3 million for the same period in 2025. G&A spending for the first quarter 2026 compared to 2025 remained relatively consistent.

Other expense, net, for the first quarter ended March 31, 2026 was $50.8 million, compared to $5.1 million for the same period in 2025. Increased other expense, net, for the first quarter of 2026, compared to 2025, is primarily due to unrealized losses on an equity security.

Net loss attributable to Xencor for the first quarter ended March 31, 2026 was $128.9 million, or $(1.71) on a fully diluted per share basis, compared to net loss of $48.4 million, or $(0.66) on a fully diluted per share basis, for the same period in 2025.

Upcoming Investor Conference

Company management will present at the BofA Securities Health Care Conference on Tuesday, May 12, 2026 at 3:00 p.m. PDT. A live webcast of the presentation will be available under “Events & Presentations” in the Investors section of the Company’s website located at www.xencor.com. A replay of the event will be available on the Xencor website for at least 30 days following the presentation.

About Xencor

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and multiple XmAb medicines are marketed by partners.

Xencor’s XmAb engineering technology enables small changes to a protein’s structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” “indicates,” “supports,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding our expectations regarding regulatory and partnership milestone achievements, clinical pipeline advancements, planned receipt and presentations of clinical data, including the expected timing thereof, and planned and ongoing clinical trials, including the expected timing thereof, projected financial resources and financial guidance, including estimated cash, cash equivalents and marketable debt securities at year end and cash runway for research and development programs and operations, expectations for and estimates of future royalty revenues, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics, the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, the risk of loss of key members of management, the risk that the fair value of our marketable equity securities will decline and the risks, uncertainties and other factors described under the heading “Risk Factors” in Xencor's Annual Report on Form 10-K for the year ended December 31, 2025 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Xencor undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Contacts

For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118

For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)
Cash, cash equivalents and marketable debt securities	$541,770	$610,833
Other current assets	98,478	164,590
Other long-term assets	96,598	100,072
Total assets	$736,846	$875,495

Liabilities related to the sales of future royalties	$108,534	$119,749
Other current liabilities	47,047	52,640
Non-current lease and other liabilities	65,632	67,519
Total liabilities	221,213	239,908
Total stockholders' equity	515,633	635,587
Total liabilities and stockholders’ equity	$736,846	$875,495

Xencor, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)
Revenue
Collaborations, milestones, and royalties	$4,516	$32,732
Operating expenses:
Research and development	64,669	58,578
General and administrative	17,709	17,337
Total operating expenses	82,378	75,915
Operating loss	(77,862)	(43,183)

Total other expense	(50,774)	(5,082)

Loss before income tax expense and noncontrolling interest	(128,636)	(48,265)
Income tax expense	280	367
Net loss including noncontrolling interest	(128,916)	(48,632)

Net loss attributable to noncontrolling interest	—	(214)
Net loss attributable to Xencor, Inc.	$(128,916)	$(48,418)

Net loss per share attributable to Xencor, Inc. (basic and diluted)	$(1.71)	$(0.66)

Weighted-average shares used in calculating net loss per share (basic and diluted)	75,247	73,667

Other comprehensive income (loss):
Net unrealized (loss) gain on marketable debt securities	$(1,549)	$1,018
Comprehensive loss	(130,465)	(47,614)
Less: comprehensive loss attributable to the noncontrolling interest	—	(214)
Comprehensive loss attributable to Xencor, Inc.	$(130,465)	$(47,400)